Exhibit 99.1

FOR IMMEDIATE RELEASE
BankFinancial Corporation Reports Financial Results for the Third Quarter 2018 and
Will Host Conference Call and Webcast on Thursday, October 18, 2018
Burr Ridge, Illinois - (October 16, 2018) BankFinancial Corporation (Nasdaq - BFIN) (the “Company”) announced today that the Company reported net income of $3.7 million, or $0.22 per common share, for the three months ended September 30, 2018, compared to net income of $3.6 million, or $0.20 per common share, for the three months ended September 30, 2017. The Company reported net income of $11.9 million, or $0.68 per common share, for the nine months ended September 30, 2018, compared to $8.0 million, or $0.44 per common share, for the nine months ended September 30, 2017.
For the third quarter of 2018, commercial and industrial loans increased by $3.6 million (2.2%) and multi-family residential real estate loans increased by $10.0 million (1.7%), compared to June 30, 2018. Commercial leases decreased by $19.5 million (6.1%), primarily due to the scheduled amortization of lower-yielding investment-grade leases in excess of investment-grade lease originations. Residential and commercial real estate loan balances declined due to portfolio amortization and prepayments.
The Company’s asset quality remained favorable. The ratio of nonperforming loans to total loans was 0.12% and the ratio of non-performing assets to total assets was 0.16% at September 30, 2018. Non-performing commercial-related loans represented 0.01% of total commercial-related loans.
Retail and commercial core transaction deposit accounts were stable with some seasonal fluctuations. Retail certificate of deposit accounts increased by $23.2 million (9.2%) to provide greater interest rate risk protection compared to retail money market deposit accounts given current and anticipated market conditions. Money market deposit accounts declined by $15.4 million (5.5%) primarily due to our interest rate risk management practices and moderate competitive posture. Total wholesale deposits and borrowings declined by $31.7 million (22.1%) during the third quarter of 2018. The Company’s liquid assets exceeded 12% of total assets at September 30, 2018.
The average yield on our loan and lease portfolio at September 30, 2018 was 4.43%, compared to an average loan and lease portfolio yield of 4.34% at June 30, 2018. The average yield on our securities portfolio was 2.20% at September 30, 2018, compared to an average yield of 2.04% at June 30, 2018. The total average cost of funds was 0.72%, compared to the total average cost of funds of 0.61% at June 30, 2018. Our net interest margin expanded to 3.51% at September 30, 2018, compared to 3.49% at June 30, 2018.
The Company’s capital position remained strong with a Tier 1 leverage ratio of 12.06%. During the third quarter of 2018, the Company increased its quarterly dividend rate by 11.1% to $0.10 per share and repurchased 254,785 common shares, which represented 1.5% of the common shares that were outstanding at June 30, 2018. The Company’s tangible book value per share increased in the third quarter of 2018 by 0.4% to $11.16 per share.
“Our third quarter 2018 financial results reflect our continued successful execution of key business plan objectives, including the expansion of our commercial and industrial loan portfolio, maintaining strong asset quality, prudent interest rate risk and liquidity management, and improving our overall efficiency. We look forward to further enhancements to these positive trends during the remainder of 2018,” said F. Morgan Gasior, the Chairman and CEO of the Company.
The Company’s Quarterly Financial and Statistical Supplement will be available today on BankFinancial's website, www.bankfinancial.com on the “Stockholder Information” page, and through the EDGAR database on the SEC's website, www.sec.gov. The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.
BankFinancial's management will review third quarter 2018 results in a conference call and webcast for stockholders and analysts on Thursday, October 18, 2018 at 9:30 a.m. Chicago, Illinois Time. The conference call may be accessed by calling (844) 413-1780 using participant passcode 9859628. The conference call will be simultaneously webcast at www.bankfinancial.com, “Investor Relations” page. For those unable to participate in the conference call, the webcast will be archived through Thursday, November 1, 2018 on our website.
BankFinancial Corporation is the holding company for BankFinancial, NA, a national bank providing financial services to individuals, families and businesses through 19 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois and to selected commercial loan and deposit customers on a regional or national basis. BankFinancial Corporation's common stock trades on the Nasdaq Global Select Market under the symbol BFIN. Additional information may be found at the company's website, www.bankfinancial.com.
This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC, as supplemented by subsequent filings with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Finance BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams President – Marketing & Sales BankFinancial, NA Telephone: 630-242-7234